Exhibit 3.6

LE GOUVERNEMENT DU GRAND-DUCHE DE LUXEMBOURG Centre des technologies de I'information de I'Etat Service du Repertoire general des Personnes Tel: 2477-6752 ou 6748 (entre 09.00 et 11.00 heures) KG FAR EAST (LUXEMBOURG) Sari 18, AVENUE MARIE-THERESE L-2132 LUXEMBOURG La loi du 30 mars 1979 organisant !'identification numerique des personnes physiques et morales prevoit que le numero d'identite national et les donnees inscrites au Repertoire general des personnes morales sont communiques a Ia personne y designee. En conformite avec Ia pn dite loi et son reglement grand-ducal d'execution du 21 decembre 1987 je vous communique ci-apres les informations vous concernant, telles qu'elles figurent au Repertoire general des personnes morales sous le numero d'identite: 12009 24 32247 etranger Au cas ou vous constateriez des donnees incompiE3tes ou inexactes, je vous prie de bien vouloir resp. les · completer ou les corriger dans Ia rubrique correspondante et de renvoyer le present certificat (avec une copie d'une piece justificative) au Service du Repertoire general des Personnes (port paye par le destinataire). Un nouveau certificat corrige vous sera envoye dans les meilleurs delais. Veuillez agreer, I'expression de mes sentiments distingues. Luxembourg, le 30 novembre 2009 Germain Berkes Conseiller-informaticien Denomination ou Raison sociale :KGFAREAST(LUXEMBOURG) Sari Nom commercial Annee de constitution ou, pour personnesmorales de droit annee de premiere activite au Luxembourg : 2009 Forme juridiqueSOCIETE A RESPONSABIL/TE LIM/TEE DE D LUXEMBOURGEOIS ROIT Envoi-reponse No 6114 L-1060 LUXEMBOURG